Filed by the Registrant ☒

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Stone Harbor Emerging Markets Income Fund

Stone Harbor Emerging Markets Total Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 10, 2022

DEAR FELLOW SHAREHOLDER:

I wish you and your family a healthy, safe, and prosperous 2022. As a reminder, there are less than three weeks before the Joint Special Meeting of Shareholders of Stone Harbor Emerging Markets Income Fund and Stone Harbor Emerging Markets Total Income Fund, which is scheduled to be held on January 27, 2022.

As of the date of this letter, we have not received your vote.

Please join your fellow shareholders by signing, dating, and mailing your proxy card in the enclosed prepaid envelope or follow the instructions below to vote by phone or internet.

Vote by Phone by calling 1-888-498-2627 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed proxy card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed proxy card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed proxy card and returning it in the enclosed prepaid return envelope.

We have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a telephone call from a DCP representative who can take your vote over the phone. If you have any proxy-related questions, you can call DCP at 1-888-498-2627.

Thank you in advance for your vote,

PETER J. WILBY PRESIDENT

SHIP – R4